News Release

STANDARD PACIFIC CORP. REPORTS FIRST QUARTER EARNINGS OF $1.38 PER SHARE, UP 17% YEAR OVER YEAR

Financial and Operating Highlights – 2006 First Quarter vs. 2005 First Quarter

•	Earnings per share up 17% to a record $1.38 vs. $1.18 last year

•	Record net income of $94.8 million, up 15%

•	Homebuilding revenues up 5% to a record $879 million

•	Record 2,473* new home deliveries, up 5% from last year

•	Homebuilding gross margin up 350 basis points to 29.5%

•	Record Adjusted Homebuilding EBITDA** of $196 million, an increase of 35% over 2005, and an EBITDA margin of 22.3%

•	LTM return on average equity of 28.1%

•	2,520* new home orders and quarter-end backlog of 6,323* homes

•	Backlog valued at $2.4 billion, up 6% year-over-year

EPS Guidance for 2006 adjusted to $6.50, up 3% over 2005.

IRVINE, CALIFORNIA, April 27, 2006, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2006 first quarter operating results.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “We had a strong first quarter with earnings up 17% to $1.38 per share. This is on top of a 95% increase in earnings per share in last year’s first quarter. Earnings were driven by a 350 basis point increase in our homebuilding gross margin percentage to 29.5% and by solid unit delivery volume across all of our markets, including growing contributions from our operations in Texas and the Carolinas. Our strong operating performance resulted in a 28.1% LTM return on average stockholders’ equity.”

“During the quarter, we continued to see evidence that many of our housing markets are moderating from the unsustainable pace of the past few years. While the dollar value of our orders were on par with last year’s first quarter, our unit orders were down 8% year over year reflecting a number of factors including (1) decreased affordability and increased loan qualification issues in markets that have experienced significant price appreciation, (2) increasing supply in the resale market, and (3) aggressive use of incentives by many of our competitors to reduce inventory levels and to stimulate demand resulting in a general uncertainty relative to value in the marketplace.”

*	Excludes the Company’s unconsolidated joint ventures.
**	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

“For Standard Pacific, the use of incentives is determined at the division level based on the local competitive environment and our desire to achieve a balance between an acceptable sales rate and profitability. In most of our markets, we have been successful in recent years in managing the level of speculative homes under construction in an effort to limit the build-up of excess inventory that might require discounting. At March 31, 2006, we had only 378 completed and unsold homes spread over 195 active projects. Of this total, 128 unsold homes were located in our new San Antonio division, which generally carries a higher level.”

“We have adjusted our business plan for 2006 to respond to changing market conditions and to reflect our view that the demand for new homes will adjust to more normalized and sustainable levels resulting in generally lower absorption rates on a project-by-project basis going forward. At the same time, we plan to open approximately 140-145 new projects during the year, up 55% over 2005, which should help drive a 35% year-over-year increase in our community count by the end of the year and support our deliveries for 2006 and 2007. These new communities represent a well-balanced mix of product and price points with the openings slightly weighted toward the second half of the year.”

“For 2006, we expect to generate $6.50 per share, a 3% year-over-year increase. We are targeting approximately 12,300 deliveries, excluding 475 joint venture homes, and homebuilding revenues of approximately $4.8 billion, up 8% and 20% year-over-year, respectively. Our expectations for the year are bolstered by our backlog of over 6,300 homes, valued at $2.4 billion, which, while subject to cancellations, represents over 70% of our projected 2006 delivery target when combined with our first quarter deliveries. We are also providing initial guidance for the second quarter of 2006. We are projecting approximately 2,875 deliveries, excluding 55 joint venture homes, and homebuilding revenues of approximately $1,075 million, while targeting earnings of $1.45 per share.”

“We continue to be focused on maintaining a strong balance sheet. We ended the quarter with nearly $1.8 billion in shareholders’ equity, and modest homebuilding leverage. In addition, during the quarter we increased the available commitment under our revolving credit facility from $925 million to $1.1 billion. We believe that our strong balance sheet, diversified capital structure and careful evaluation of our land acquisition strategy should enable the Company to be flexible and responsive under a variety of market conditions.”

“We remain confident in our long-term prospects. We have a diversified base of operations supported by a strong land position in the largest, most dynamic markets in the country, with population and employment projected to exceed the national average. Our confidence is no more evident than by our continued stock buyback activity. During the first quarter we repurchased over 1.4 million shares, which came on the heels of repurchasing 1.2 million shares in the fourth quarter of last year. We have now bought back stock in each of the last 11 consecutive years. We currently have $57.4 million available for additional buybacks under our existing $100 million repurchase authorization.”

Mr. Scarborough concluded, “We are very proud to have been named to the FORTUNE 500 list of America’s largest companies, ranking #493 on revenues and #297 on profits. We believe this distinction validates the effectiveness of our long-term growth and diversification strategy. Over the last 5 years we have nearly tripled our revenues and nearly quadrupled our net income while adding $1.25 billion in equity for our shareholders.”

Homebuilding Operations

Homebuilding pretax income for the 2006 first quarter increased 17% to $152.6 million from $130.9 million in the year earlier period. The increase in pretax income was driven by a 5% increase in homebuilding revenues and a 350 basis point improvement in the Company’s homebuilding gross margin percentage. These positive factors were partially offset by a 200 basis point increase in our SG&A rate primarily reflecting our growing operations outside of California.

Homebuilding revenues for the 2006 first quarter increased 5% to $879.0 million from $836.3 million last year. The increase in revenues was primarily attributable to a 5% increase in new home deliveries (exclusive of joint ventures), combined with a slight increase in our consolidated average home price to $354,000.

The 5% increase in new home deliveries companywide was influenced by the following regional operations. During the 2006 first quarter, the Company delivered 619 new homes in California (exclusive of joint ventures), a 10% decrease from the 2005 first quarter. Deliveries were up 37% in Southern California to 451 new homes (excluding 27 joint venture deliveries) reflecting the rebound in order activity last year. Deliveries were down 53% in Northern California to 168 new homes (excluding 6 joint venture deliveries), and primarily reflects the decrease in new home orders we began to experience in the first half of 2005 resulting in part from a decrease in the number of active selling communities during that period, particularly in the San Francisco Bay area. In Florida, the Company delivered 717 new homes in the first quarter of 2006, representing a 12% year-over-year decline. The lower Florida delivery total was due to a modest decrease in new orders in the state last year combined with delivery delays as a result of tight labor and material conditions. The Company delivered 359 homes (excluding 6 joint venture deliveries) during the 2006 first quarter in Arizona, a 19% decrease from the 2005 first quarter. The decrease in new home deliveries was due to a modest decline in new orders in the state last year as a result of the Company’s decision to intentionally allocate sales during most of 2005 due to lengthening construction cycle times. In the Carolinas, deliveries were up 40% to 236 new homes driven primarily by order growth from new community openings and improving market conditions. New home deliveries were up 218% in Texas to 432 new homes, driven by new community growth and improving market conditions in Dallas and Austin, combined with the delivery of 204 homes from our new San Antonio division. Deliveries were up 4% in Colorado to 110 new homes for the quarter.

During the 2006 first quarter, the Company’s average home price increased slightly to $354,000. Although the Company’s consolidated average home price remained essentially unchanged from the year earlier period, the regional average home prices changed as follows. Our average home price in California was $696,000 for the first quarter of 2006, a 2% decrease from the year earlier period. The slightly lower average home price was primarily due to a greater mix of deliveries from our Southern California divisions which include the more affordable markets of the Inland Empire, Ventura and Bakersfield. Our average price in Florida was up 28% from the year ago period to $264,000, and primarily reflects the impact of general price increases throughout the state combined with a shift in product mix. Our average price in Arizona was up 37% to $268,000, primarily reflecting the strong level of price increases experienced in Phoenix during 2004 and much of 2005. Our average price was up 13% in the Carolinas and primarily reflected a change in delivery mix. Our average price in Texas was down 16%, reflecting a strategic shift in our product mix to more affordable homes in the state, and the addition of San Antonio last year. The average home price in our new San Antonio division was $146,000. Companywide, we expect that our average home price will increase approximately $38,000, or 11%, to $385,000 in 2006. We are projecting a 2006 second quarter average home price of $373,000, up 8% over the 2005 second quarter average. The increase in the 2006 second quarter and full year average home prices primarily reflect the significant increase in new home prices experienced in the Phoenix market in 2005 and the moderate level of price appreciation experienced in the California and Florida markets over the same time period.

The Company’s 2006 first quarter homebuilding gross margin percentage was up 350 basis points year-over-year to 29.5%. The increase in the year-over-year gross margin percentage was driven primarily by a slightly higher margin in California and meaningfully higher margins in Florida and Arizona. Margins in the Carolinas, Texas, and Colorado continue to improve, but are still below our company-wide average. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets during much of 2005 as a result of healthy housing demand combined with a constrained supply of buildable land. The higher year-over-year margins in Florida and Arizona reflected strong demand for new homes during 2004 and most of 2005. Our homebuilding gross margin percentage for the 2006 second quarter is expected to be in the 26.0% to 27.0% range, while our margin for the full year is expected to be approximately 25.0% to 25.5%. Our 2006 full year gross margin guidance reflects a stable new home price environment, consistent with past practices, and budgets in some markets for increasing sales incentives.

Selling, general and administrative expenses (including corporate G&A) for the 2006 first quarter increased 200 basis points to 13.0% of homebuilding revenues, which was consistent with our expectations, and compared to 11.0% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due to (1) the shifting geographic mix of our deliveries, where our non-California operations generally incur higher levels of SG&A expenses as a percentage of revenues, (2) an increase in equity-based compensation, including the cost of expensing stock options and other share-based awards, (3) overhead incurred in connection with our start-up operations in San Antonio, Bakersfield, the Central Valley of California and Las Vegas, and (4) increased levels of sales and marketing expenses, including outside sales commissions and advertising, as a result of the generally moderating level of new housing demand. Our projected SG&A rate for 2006 is expected to be approximately 11.5%-12.0%, while the 2006 second quarter rate is expected to be approximately 12.5%-13.0%.

Income from unconsolidated joint ventures was up $2.2 million for the 2006 first quarter to $6.6 million. For the quarter, $4.2 million of joint venture income was generated from new home deliveries while $2.4 million was generated from land sales to other builders. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 39 new homes in the 2006 first quarter versus 46 last year. For 2006, we are projecting approximately $70-$75 million in total joint venture income generated from approximately 475 new home deliveries and approximately $40 million in profits from joint venture land sales to other builders. For the 2006 second quarter, we are projecting $18 million in total venture income generated from the delivery of approximately 55 joint venture homes and approximately $10 million in venture land sale income.

New orders companywide for the first quarter of 2006 totaled 2,520 homes, an 8% decrease from the 2005 first quarter. However, the dollar value of our 2006 first quarter orders was essentially flat compared to the year earlier period. The overall decline in unit orders resulted from the slowing of demand in many of the Company’s markets from the unsustainable pace of the past few years combined with the delay in a number of new community openings during the quarter due to weather and processing-related delays.

Excluding joint ventures, new home orders were off slightly year over year in Southern California on a 28% higher average community count. The lower level of sales activity in Southern California was due to: (1) a softening in buyer demand, most notably in San Diego and Orange County, (2) reduced product availability in our Los Angeles division, and (3) an increase in our cancellation rate to more normalized levels. New orders were up year over year, however, in the Inland Empire, our largest and most affordable division in the region, and in Ventura County. In Northern California, new home orders were down 59% on a 19% lower average community count. The year-over-year decrease in new home orders during the quarter reflected a slowdown in order activity which began in the latter half of 2005 from the robust pace experienced in 2004 and the first half of 2005, combined with a reduction in the number of active selling communities. The decrease in community count is particularly pronounced in our South Bay division where we experienced rapid sellouts in 2004 and 2005, and where a number of our new projects are targeted for 2006. While the Company saw a noticeable slowing of demand in Sacramento in the second half of 2005, orders from the Company’s new Sacramento projects during the quarter were generally good.

New home orders were down 40% in Florida on a 13% lower community count. A number of factors contributed to the year-over-year decrease in Florida order activity: (1) a softening in buyer demand, most notably in South Florida and Southwest Florida, (2) reduced product availability in our Orlando and Jacksonville divisions, (3) continued intentional slowing of orders in certain communities in Tampa to better align production and sales, and (4) a modest increase in our cancellation rate. While orders are subject to cancellation, the Company has over 85% of its 2006 targeted deliveries for the state in its backlog or closed as of March 31, 2006.

In Arizona, new home orders were down 5% on a 100% higher average community count. The Phoenix market has clearly moderated from the unsustainable pace of the last few years. However, the Company believes that absorption levels for new homes are returning to a more normal level accompanied by a generally normal level of cancellations. The Company has over 90% of its 2006 targeted deliveries for the state in its backlog or closed as of March 31, 2006.

Orders were down 9% in the Carolinas on an 11% lower community count, and up 107% in Texas on a 56% higher average community count. The Texas total for the 2006 first quarter includes 251 new home orders generated from 17 communities from the Company’s new San Antonio division. In Colorado, orders were up 3% on a flat community count. Housing market conditions in the Company’s Carolina and Texas markets are improving compared to the year earlier period, while housing market conditions in Colorado remain challenging. In addition, we generated 11 orders during the 2006 first quarter from our new homebuilding joint venture in Chicago.

The Company’s cancellation rate (excluding joint ventures) for the 2006 first quarter was 24%, up from the year earlier rate of 17%, but down slightly from the 2005 fourth quarter. The Company’s cancellation rate was generally higher year over year in California, Florida and Arizona, ranging from approximately 20% in Arizona to 30% in California.

The 2006 first quarter backlog of 6,323 presold homes (excluding 197 joint venture homes) was valued at $2.4 billion (excluding $107 million of joint venture backlog), an increase of 6% from the March 31, 2005 backlog value.

The Company ended the quarter with 195 active selling communities (excluding 7 joint venture communities), a 17% increase over the year earlier period. The Company is projecting to open approximately 140-145 new communities during 2006 compared to 92 last year with the openings weighted more toward the second half of the year. As a result, the Company is targeting 215 active communities by mid year and 245 by the end of 2006, representing a 35% year over year increase.

Financial Services

In the 2006 first quarter, the Company generated a pretax loss of $63,000 versus a modest profit last year from the Company’s financial services subsidiary, which currently offers mortgage-banking services to our homebuyers in California, Arizona, Texas, Colorado and South Florida. The slight loss was primarily driven by lower margins on loans sold.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions and which are currently operating in conjunction with our homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was up 52% to $667,000. The higher level of income was primarily due to an increase in the combined number of new home deliveries in these markets.

Earnings Conference Call

A conference call to discuss the Company’s 2006 first quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, April 28, 2006. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (800) 946-0712. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (Passcode: 6282548).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 85,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, Westfield Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: changing market conditions and the Company’s focus on maintaining a strong balance sheet; the Company’s ability to be flexible and responsive under a variety of market conditions; expected use of incentives; the percentage of reported revenues and deliveries in backlog; moderation of the Company’s housing markets and that housing demand will adjust to more normalized and sustainable levels resulting in lower absorption rates; the Company’s long term prospects; housing market conditions in the markets in which the Company operates; orders and backlog; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; expected joint venture income and deliveries; and expected cancellation levels. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2005. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Homebuilding:
Revenues	$879,020	$836,346
Cost of sales	(619,799)	(619,179)

Gross margin	259,221	217,167

Selling, general and administrative expenses	(114,468)	(92,359)
Income from unconsolidated joint ventures	6,577	4,357
Other income	1,264	1,748

Homebuilding pretax income	152,594	130,913

Financial Services:
Revenues	4,310	3,856
Expenses	(4,373)	(3,766)
Income from unconsolidated joint ventures	667	439
Other income	218	106

Financial services pretax income	822	635

Income before taxes	153,416	131,548
Provision for income taxes	(58,659)	(49,433)

Net Income	$94,757	$82,115

Earnings Per Share:
Basic	$1.42	$1.22
Diluted	$1.38	$1.18

Weighted Average Common Shares Outstanding:
Basic	66,862,133	67,403,470
Diluted	68,770,496	69,654,560

Cash dividends per share	$0.04	$0.04

Selected Operating Data

	Three Months Ended March 31,
	2006	2005
New homes delivered:
Southern California	451	330
Northern California	168	361

Total California	619	691

Florida	717	818
Arizona	359	442
Carolinas	236	168
Texas	432	136
Colorado	110	106

Consolidated total	2,473	2,361

Unconsolidated joint ventures:
Southern California	27	10
Northern California	6	35
Arizona	6	1

Total unconsolidated joint ventures	39	46

Total (including joint ventures)	2,512	2,407

Average selling prices of homes delivered:
California (excluding joint ventures)	$696,000	$708,000
Florida	$264,000	$206,000
Arizona (excluding joint venture)	$268,000	$195,000
Carolinas	$178,000	$157,000
Texas	$190,000	$227,000
Colorado	$314,000	$301,000
Consolidated (excluding joint ventures)	$354,000	$353,000
Unconsolidated joint ventures	$815,000	$659,000
Total (including joint ventures)	$361,000	$359,000

Net new orders:
Southern California	497	508
Northern California	114	278

Total California	611	786

Florida	451	750
Arizona	488	516
Carolinas	235	259
Texas	579	280
Colorado	156	152

Consolidated total	2,520	2,743

Unconsolidated joint ventures:
Southern California	5	39
Northern California	17	41
Arizona	—	2
Illinois	11	—

Total unconsolidated joint ventures	33	82

Total (including joint ventures)	2,553	2,825

Selected Operating Data (continued)

	Three Months Ended March 31,
	2006	2005
Average number of selling communities during the period:
Southern California	32	25
Northern California	13	16

Total California	45	41

Florida	46	53
Arizona	28	14
Carolinas	17	19
Texas	39	25
Colorado	12	12

Consolidated total	187	164

Unconsolidated joint ventures:
Southern California	1	1
Northern California	5	3
Arizona	—	1
Illinois	1	—

Total unconsolidated joint ventures	7	5

Total (including joint ventures)	194	169

	At March 31,
	2006	2005
Backlog (in homes):
Southern California	1,084	879
Northern California	244	656

Total California	1,328	1,535

Florida	2,010	2,735
Arizona	1,547	1,530
Carolinas	206	256
Texas	976	414
Colorado	256	257

Consolidated total	6,323	6,727

Unconsolidated joint ventures:
Southern California	75	54
Northern California	54	125
Arizona	25	4
Illinois	43	—

Total unconsolidated joint ventures	197	183

Total (including joint ventures)	6,520	6,910

Selected Operating Data (continued)

	At March 31,
	2006	2005
Backlog (estimated dollar value in thousands):
Southern California	$801,664	$579,906
Northern California	179,432	455,427

Total California	981,096	1,035,333

Florida	571,452	654,814
Arizona	504,728	320,567
Carolinas	38,818	39,042
Texas	193,445	90,588
Colorado	81,522	91,906

Consolidated total	2,371,061	2,232,250

Unconsolidated joint ventures:
Southern California	42,821	45,728
Northern California	38,351	85,880
Arizona	7,526	1,141
Illinois	18,705	—

Total unconsolidated joint ventures	107,403	132,749

Total (including joint ventures)	$2,478,464	$2,364,999

Building sites owned or controlled:
Southern California	15,243	13,618
Northern California	8,630	5,662

Total California	23,873	19,280

Florida	15,313	14,084
Arizona	12,003	10,477
Carolinas	5,269	4,075
Texas	10,835	3,111
Colorado	1,523	1,839
Nevada	3,019	—
Illinois	220	—

Total (including joint ventures)	72,055	52,866

Total building sites owned	38,912	26,910
Total building sites optioned	21,368	16,494
Total joint venture lots	11,775	9,462

Total (including joint ventures)	72,055	52,866

Completed and unsold homes:
Consolidated	378	173
Joint ventures	—	5

Total (including joint ventures)	378	178

Homes under construction:
Consolidated	6,618	5,737
Joint ventures	552	158

Total (including joint ventures)	7,170	5,895

Selected Financial Data

	Three Months Ended March 31,
	2006		2005
	(Dollars in thousands)
Net income	$94,757		$82,115
Net cash provided by (used in) operating activities	$(299,535)		$(98,600)
Net cash provided by (used in) investing activities	$(20,162)		$(95,201)
Net cash provided by (used in) financing activities	$327,980		$54,971
Adjusted Homebuilding EBITDA(1)	$195,965		$145,533
Homebuilding SG&A as a percentage of homebuilding revenues	13.0%		11.0%
Homebuilding interest incurred	$31,912		$20,426
Homebuilding interest capitalized to inventories owned	$29,633		$18,156
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$2,279		$2,270
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	7.9	x	7.7	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) material noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,		LTM Ended March 31,
	2006	2005	2006	2005
	(Dollars in thousands)		(Dollars in thousands)
Net cash provided by (used in) operating activities	$(299,535)	$(98,600)	$(406,179)	$163,579
Add:
Income taxes	58,659	49,433	279,056	219,210
Expensing of previously capitalized interest included in cost of sales	15,803	14,117	66,266	63,041
Excess tax benefits from share-based payment arrangements	2,068	—	2,068	—

Less:
Income (loss) from financial services subsidiary	(63)	90	3,305	1,054
Depreciation and amortization from financial services subsidiary	147	145	582	521
Loss on early extinguishment of debt	—	—	5,938	10,154
Net changes in operating assets and liabilities:
Trade and other receivables	(37,558)	11,175	40,401	52,882
Inventories-owned	438,977	109,095	889,648	171,846
Inventories-not owned	(33,547)	18,162	17,698	62,389
Deferred income taxes	(6,641)	(3,464)	17,523	8,941
Other assets	6,030	4,775	15,369	9,760
Accounts payable	7,488	(560)	(8,219)	(15,809)
Accrued liabilities	44,305	41,635	(62,298)	(63,844)
Liabilities from inventories not owned	—	—	—	430

Adjusted Homebuilding EBITDA	$195,965	$145,533	$841,508	$660,696

(1) Continued

	Three Months Ended March 31,		LTM Ended March 31,
	2006	2005	2006	2005
	(Dollars in thousands)		(Dollars in thousands)
Net income	$94,757	$82,115	$453,626	$355,541
Add:
Cash distributions of income from unconsolidated joint ventures	26,259	1,574	86,410	47,894
Income taxes	58,659	49,433	279,056	219,210
Expensing of previously capitalized interest included in cost of sales	15,803	14,117	66,266	63,041
Homebuilding depreciation and amortization	1,521	1,023	5,859	3,551
Amortization of stock-based compensation	6,147	2,157	17,240	7,795
Less:
Income from unconsolidated joint ventures	7,244	4,796	63,644	35,282
Income (loss) from financial services subsidiary	(63)	90	3,305	1,054

Adjusted Homebuilding EBITDA	$195,965	$145,533	$841,508	$660,696

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At March 31,
	2006		2005
Stockholders’ equity per share	$27.08		$20.81
Ratio of total debt to total book capitalization (1)	53.6%		46.5%
Ratio of adjusted net homebuilding debt to total book capitalization (2)	51.4%		44.4%
Ratio of total debt to LTM adjusted homebuilding EBITDA (1)	2.5	x	1.9	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (2)	2.3	x	1.7	x
Homebuilding interest capitalized in inventories owned	$94,818		$62,659
Homebuilding interest capitalized as a percentage of inventories owned	2.8%		2.8%

(1)	Total debt at March 31, 2006 and 2005 includes $111.1 million and $70.1 million, respectively, of indebtedness of the Company’s financial services subsidiary and $47.8 million and $28.1 million, respectively, of indebtedness included in liabilities from inventories not owned.
(2)	Net homebuilding debt reflects the offset of $21.1 million and $3.4 million in cash and equivalents at March 31, 2006 and 2005, respectively, against homebuilding debt of $1,915.8 million and $1,124.5 million, respectively. Adjusted net homebuilding debt at March 31, 2006 and 2005 is further adjusted to exclude $111.1 million and $70.1 million, respectively, of indebtedness of the Company’s financial services subsidiary and $47.8 million and $28.1 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Homebuilding:
Cash and equivalents	$26,103	$18,824
Trade and other receivables	51,255	74,986
Inventories:
Owned	3,374,807	2,928,850
Not owned	488,158	590,315
Investments in and advances to unconsolidated joint ventures	270,375	285,760
Deferred income taxes	52,040	58,681
Goodwill and other intangibles, net	120,577	120,396
Other assets	67,581	60,052

	4,450,896	4,137,864

Financial Services:
Cash and equivalents	10,803	9,799
Mortgage loans held for sale	116,008	129,835
Other assets	3,558	3,344

	130,369	142,978

Total Assets	$4,581,265	$4,280,842

LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$107,594	$115,082
Accrued liabilities	293,153	345,294
Liabilities from inventories not owned	52,527	48,737
Revolving credit facility	590,000	183,100
Trust deed and other notes payable	77,487	97,031
Senior notes payable	1,099,175	1,099,153
Senior subordinated notes payable	149,150	149,124

	2,369,086	2,037,521

Financial Services:
Accounts payable and other liabilities	1,978	2,246
Mortgage credit facilities	111,148	123,426

	113,126	125,672

Total Liabilities	2,482,212	2,163,193

Minority Interests	306,088	378,490

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 66,218,719 and 67,129,010 shares outstanding, respectively	662	671
Additional paid-in capital	367,390	405,638
Retained earnings	1,424,913	1,332,850

Total Stockholders’ Equity	1,792,965	1,739,159

Total Liabilities and Stockholders’ Equity	$4,581,265	$4,280,842